Amendment
of the
Consultancy Agreement

This AMENDMENT (“Amendment”) to that certain Consultancy Agreement (as defined below), is made and entered into this 19th day of February, 2025, by and between Kaltura, Inc., a Delaware corporation of 860 Broadway, 3rd Floor, New York, NY 10003, USA (the “Company” or the “Client”) and Mr. Ron Yekutiel (the “Consultant”).
Each of the above is referred to as a “Party” and collectively referred to as the “Parties”.

WHEREAS,    the Parties have entered into a Consultancy agreement dated January 1st, 2018, in connection with the grant of certain management consulting services by the Consultant to the Company, as from time to time amended (the said agreement, together with all the exhibits, attachments and addendums thereto, and any amendments hereto or thereto in accordance with the provisions thereof or hereof, shall be referred to herein as the “Consultancy Agreement”); and
WHEREAS,    the Parties wish to amend the Consultancy Agreement in accordance with the terms herewith;

NOW, THEREFORE, in consideration of the premises and mutual agreements and covenants contained in this Amendment and other good and valuable consideration (the receipt and adequacy of which are hereby mutually acknowledged), each of the Parties hereby agree as follows:

1.Definitions and Interpretation
1.1.Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Consultancy Agreement. All capitalized terms used but not defined hereinabove or in the Consultancy Agreement, shall have the meaning ascribed for them as in the recitals or as hereinbelow defined.
1.2.The preface to this Amendment constitutes an indivisible and integral part thereof.
1.3.The provisions of this Amendment are in addition to, and in amendment of, the provisions of the Consultancy Agreement and in the event of any discrepancy or inconsistency between the provisions of the Consultancy Agreement and the provisions of this Amendment, the provisions of this Amendment shall prevail. Any reference in the Consultancy Agreement or herein to “this Agreement” shall mean the Consultancy Agreement as amended by this Amendment.

2.Bonus
2.1.The Employee’s entitlement to an annual Bonus for the calendar year of 2025 shall be determined, for such year only, on the basis of the Employee’s and the Company’s attainment of certain goals and objectives defined by the Company, which are set forth in the Employee’s annual bonus plan according to the Company’s 2025 Executive Compensation Plan as approved by its Compensation Committee on or about January 6, 2025, a summary of which is enclosed as Annex A hereof, and as shall further be determined and approved by Kaltura, Inc.’s (the parent company of the Company) Compensation Committee (“Compensation Committee”) and Kaltura, Inc.’s Board of Directors (“Board”) with respect to the 2025 individual OKRs and performance targets and goals (the “2025 Executive Compensation Plan”).
Ron Yekutiel - 2025 Amendment to US Consultancy Agmt - 2-10-2025

Accordingly, subject to the successive Subsections of this Section 2, the 2025 annual Bonus shall be as follows:
2.1.1.The potential maximum annual Bonus with respect to 100% attainment, satisfaction and performance against the 2025 Executive Compensation Plan’s targets and thresholds (namely, Individual Objectives and Company Financial Goals KPIs and OKRs) as elaborated in the 2025 Executive Compensation Plan, shall equal under this Agreement the gross amount of USD 42,500 (herein, the “Base OTB”).
2.1.2.The potential maximum annual additional stretch bonus for overachievement against such goals (>100%) (the “Stretch Bonus”), is still subject to the determination and approval of the metrics by the Compensation Committee and the Board. Based on past year’s metrics, if approved for 2025, the potential Stretch Bonus under this Agreement is expected to equal the gross amount of up to USD 63,750 (which amount is the product of a Stretch Bonus of 137.5% of the total Base OTB of the Employee under all instruments pursuant to the 2025 Executive Compensation Plan, divided by three); however, the final amount shall be determined by the Compensation Committee and the Board at their sole discretion.
2.2.All Bonus payments, if any, shall be subject to all mandatory withholdings and deductions, and shall be deemed to be quoted in gross figures.

3.Notice Period for Termination
3.1.The term of the Notice Period for the Consultant’s termination of service by either Party under this Consultancy Agreement (herein, “Notice Period”) shall be extended as follows:
3.1.1.In the event of termination of the Agreement by the Company without Cause, the Consultant shall be entitled to receive from the Company a 180-day advance written notice of termination (the “Notice Period”) or a payment in lieu thereof (the In Lieu Payment as defined in Section 3.1.3 below); as the Company may elect at its sole and absolute discretion.
3.1.2.In the event of termination of the Agreement by the Consultant, the Consultant shall provide the Company a 180-day advance written notice of Termination (“Consultant’s Termination Notice Period”), regardless of any service-at-will provisions that may apply, where in such case, the Company may elect, at its sole discretion, to waive the Consultant’s grant of Services during such notice period (or any part thereof) and pay the Consultant an In Lieu Payment in redemption thereof as set forth in Section 3.1.3 below.
3.1.3.During the Notice Period, whether notice has been given by the Consultant or by the Company, the Consultant shall continue to render the Services unless instructed otherwise by the Company and shall cooperate with the Company in transferring the rendering and performance of the Services to his successor.
Notwithstanding the above, the Company shall be entitled, but not obligated, at any time prior to the expiration of the Notice Period or Consultant’s Termination Notice Period, as the case may be, at its sole discretion, either: (i) to waive the Consultant’s actual grant of Services during such period, in which event the Company shall continue to pay and award to the Consultant all the payments, rights, and benefits under the Agreement payable to the
Ron Yekutiel - 2025 Amendment to US Consultancy Agmt - 2-10-2025

Consultant during the remainder of the Notice Period or Consultant’s Termination Notice Period (namely, unpaid Monthly Fee, unpaid expense reimbursements, and earned but unpaid performance Bonus from prior fiscal years); or (ii) to immediately terminate the Agreement at any time prior to the expiration of the Notice Period or Consultant’s Termination Notice Period, as the case may be, and pay the Consultant all accrued obligation for such 180-days’ Notice Period from the surrender of the notice through the supposed date of termination but for the cash conversion in lieu of the Notice Period, namely, unpaid Monthly Fee, unpaid expense reimbursements, and earned but unpaid performance Bonus from prior fiscal years; all, until the lapse of the notice period but for the cash conversion in lieu thereof) (collectively, the “In Lieu Payment”).
3.1.4.In the event of a Corporate Transaction that triggers the “double-trigger” mechanisms included in the Consultancy Agreement and/or in the 2021 Kaltura, Inc. Incentive Award Plan (the “2021 Plan”) and/or any previous incentive award plan of the Company applicable to the Consultant, including termination by either Party for Good Reasons in such circumstances, the Consultant shall also be entitled to the respective portion of the performance Bonus for the service period at the current year at which the Termination occurs until the Effective Date of Termination plus the respective advance written notice period (i.e., either the Consultant’s notice period for Good Reason or the Company’s Notice Period due to termination by the Company, both, under the double-trigger mechanism, regardless redemption thereof through In Lieu Payment), even if such period shall end at the subsequent calendar/fiscal year (the “MBO Entitlement Period”). Except as specifically agreed otherwise, the measurement of the MBO KPIs attainment for the individual and Company goals with respect to the MBO Entitlement Period, and the calculation and payment of the respective performance Bonus in respect thereof, shall be made upon the settlement of accounts at the Effective Date of Termination or In Lieu Payment, as applicable, based on the Company’s estimation of the then expected Company’s target results and proforma financial statements. In such a case, the respective performance Bonus amount shall be so affixed by the Company at its sole discretion regardless of the actual results de facto, and in the absent of any manifest error, the Company’s calculation shall be deemed as final non-appealable calculation of the respective performance Bonus amount.
3.2.To dispel doubt, the above shall not derogate anything from:
3.2.1.Any specific special terms relating to termination for Cause, and in any event of discrepancy or inconsistency between the provisions of such special termination terms for Cause and the standard regular provisions as set forth herein, the special provisions regarding Cause event shall prevail; and
3.2.2.Any specific special terms referring to (i) Relocation as defined under the Company’s Relocation Policy and Executives Relocation Policy as approved by the Company’s Compensation Committee on November 1st, 2024, and the Company’s Board of Directors on November 20, 2024, to the extent applicable; (ii) Corporate Transactions, Change in Control, and “double trigger” mechanisms included and defined in the Consultancy Agreement (if included), the 2021 Plan and any previous incentive award plan of the Company applicable to the Consultant; and (iii) any other particular arrangements; provided, however, that the terms under subsections (i), (ii) and (iii) above are more beneficiary to the Consultant than the terms hereof. Accordingly, in any event of discrepancy or inconsistency between the provisions of such special terms and arrangements and the standard regular
Ron Yekutiel - 2025 Amendment to US Consultancy Agmt - 2-10-2025

provisions as set forth in Section 3.1 herein, the Consultant-favorable conditions shall apply and the special provisions shall prevail inasmuch as they award more beneficial terms in such circumstances.

4.Miscellaneous
4.1.The Consultancy Agreement is hereby amended as expressly set out in this Amendment above, and all references and provisions relating to the subject matters of this Amendment, shall be read and interpreted in line with this Amendment and in a manner that will give full force and effect thereto, whether or not specified so herein. This Amendment shall be read together with the Consultancy Agreement as one agreement and, save as expressly amended by this Amendment, the Consultancy Agreement shall remain unaltered and in full force and effect.
4.2.This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first hereinabove set forth:

Kaltura, Inc.		Consultant

By:		By:
Name:	Sigal Srur		Ron Yekutiel
Title:	Chief Resources Officer

Attachments
Annex A - 2025 Executive Compensation Plan

Ron Yekutiel - 2025 Amendment to US Consultancy Agmt - 2-10-2025